Exhibit 99.1

ISS, Glass Lewis and Egan Jones ALL Recommend DSP Group Stockholders

Vote the GOLD Proxy Card in Support of Company’s Slate of Directors

ISS, Glass Lewis and Egan Jones ALL Reject Starboard’s

Slate of Nominees

SAN JOSE, Calif., June 4, 2013 — DSP Group®, Inc. (NASDAQ: DSPG) a leading global provider of wireless chipset solutions for converged communications, released today the following letter to its stockholders;

Dear Fellow DSP Group Stockholder:

We are pleased to inform you that with yesterday’s announcement from Egan Jones Proxy Services that it is supporting the Company’s slate of nominees, ALL three of the independent proxy advisory services – ISS, Glass Lewis and Egan Jones Proxy Services - have now recommended that stockholders vote the Company’s GOLD proxy card.

Is it just a coincidence that the three proxy advisory firms all recommend that Stockholders REJECT the Starboard nominees and vote for the Company nominees?” The answer is a resounding “NO!” They were not swayed by Starboard’s false accusations, misrepresentations and attempts at misdirection, and neither should you be swayed. They based their analyses on the facts. The facts are that Starboard didn’t present a plan to grow the Company; their nominees lack the experience and expertise required to successfully compete in our markets and Starboard already has adequate representation on the Board.

Your Board urges stockholders to support durable value creation by voting for the Company’s entire slate of director nominees at the upcoming June 10, 2013 Annual Meeting of Stockholders.

As Glass Lewis stated in its report recommending the election of ALL three Company nominees, “Over the last six quarters, the Company has successfully executed on its turnaround and growth strategy. Currently, we believe the board’s plan is more likely to result in greater shareholder value than a potential sale of the Company, which until recently was the Dissident’s only strategic suggestion. In light of the latest results, which the board believes will result in greater value than a sale of the Company, we believe shareholders should allow the board the opportunity to continue executing on its strategic plan.”

Your Board agrees. The Board also believes the loss of ANY incumbent director in favor of Starboard nominees would jeopardize the operational and financial gains that have been achieved and would result in a weaker and less talented board.

Here are some key facts to keep in when making your decision:

•	DSP Group’s stock is one of the top performing stocks among our peer group and industry year-to-date, over the last 12 months, and since our restructuring efforts began in 2011.

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DSP Group has made significant operational and financial progress over the past 18 months despite difficult industry trends impacting our top line. In the recent quarter the Company achieved a number of significant milestones: the highest Gross Margins in three years, the highest Operating Margins in five years and a return to GAAP profitability.

•	DSP Group has a clear growth strategy and is on track to meet its strategic goals.

•	DSP Group’s Board nominees are diverse and have significant strategic, operational, financial and public board experience in our areas of focus and in the places where our operations are performed.

As can be seen from the following biographical sketches, the Company’s slate of nominees is uniquely qualified to continue to lead DSP Group and build upon the success that has been achieved.

Eliyahu Ayalon, 70, joined the Company in 1996. He served as the Company’s Chairman until he voluntarily stepped down on May 26, 2013, to allow the election of an Independent Director to the Chairman position, as part of the Company’s recently announced corporate governance best practices initiatives.

•	He led the governance initiatives and operational improvements implemented by the DSP Group Board in the last 18 months.

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He supported the settlement with Starboard in 2012 and participated in negotiations in connection with this year’s meeting. Although the Company was unable to avoid a proxy fight, the terms of the recent settlement proposed by him and the Board offered a more-than-fair proposition to Starboard.

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Prior to joining DSP Group, he held CEO positions and board memberships in various technology companies in the defense, telecom, medical equipment and semiconductor industries, including residing five years in Europe.

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Corporate governance experience through memberships in Board of directors in companies such as; M-Systems acquired by SanDisk (NASDAQ: SNDK), Wintegra, acquired by PMC Sierra (NASDAQ: PMCS), and CEVA (NASDAQ:CEVA).

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Under Mr. Ayalon’s leadership, DSP Group successfully expanded its IP licensing business and created significant value for stockholders with a shareholder friendly spin-off of CEVA in 2002. Mr. Ayalon recognized that the sum-of-the-parts was greater than the whole and that stockholders would benefit from the separation of the IP business from the semiconductor business, by maintaining ownership in both.

•	He is a member of the Board of Governors of the Technion, the leading center for high technology graduate studies in Israel, and a member of the executive committee of the University of Ariel, Israel.

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Mr. Ayalon has been instrumental in attracting and retaining key talent among our R&D engineers, the lifeblood of the Company. As Israel has recently garnered the moniker, “the new Silicon Valley”, due to the ever increasing presence of large, global technology companies, Mr. Ayalon importance to the Company in helping attract and retain key talent and establishing working relationship with global technology companies that have a presence in Israel cannot be overstated.

We believe Mr. Ayalon’s years of executive experience in the high technology and semiconductor industries, his deep understanding of our company, his relationships and connections with universities in Israel, key Customers and suppliers in Europe and South East Asia and his vast experience in managing multinational companies make him uniquely qualified to continue to serve on DSP Group’s Board.

Zvi Limon, 54, has served as an independent director since February 1999.

•	He is a General Partner at Magma Venture Partners, a leading Israeli investment firm that focuses on early stage communication, semiconductor, Internet and media companies.

•	He also has been a General Partner of Rimon Investment Fund, a consulting and investment advisory firm.

•	He has been an active investor in public and private technology companies in Israel and abroad since 1990 and has led the successful turnarounds of industrial and service companies.

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He has years of experience in strategy and management consulting from his tenure as a founding member and partner of Shaldor, a top ranked strategic advisory firm in Israel and as a consultant at Bain & Company.

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He has served as a board member of a number of high-tech companies including GVT, a leading Brazilian broadband operator, which was subsequently sold to Vivendi in 2009 for $4.2 billion; and Trivnet, a leading player in mobile financial services acquired in 2010 by Gemalto.

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As a General Partner of Magma Venture Partners and as a Board Member, he has been actively involved in several semiconductor companies including: (1) Wintegra, a leading fabless semiconductor company specializing in network processors optimized for mobile backhaul equipment which was acquired by PMC-Sierra (NASDAQ: PMCS)in 2010 for $240 million; (2) Provigent, a fabless semiconductor company that develops system-on-a-chip (SoC) solutions for the broadband wireless transmission, which was acquired by

Broadcom (NASDAQ: BRCM) in 2011 for $360 million; and (3) DesignArt Networks, a leader in small cell modem and system design for cellular base stations and high-speed wireless backhaul infrastructure, which was acquired in 2012 by Qualcomm (NASDAQ: QCOM), for $150 million.

•	Currently a member of the board of directors of CEVA (NASDAQ: CEVA), Autotalks, and other private technology companies.

We believe Mr. Limon’s qualifications to sit on our board include the deep understanding of our company he has developed during his 10 plus years of service, and the unique perspective he brings to our board as a successful investor, venture capitalist and as someone who has vast experience in providing strategic and investment advisory services to high tech companies, especially in the semiconductor field.

Dr. Reuven Regev, 63, has served as an independent director since January 2011.

•	He served as a corporate executive in Rafael - Advanced Defense Systems, the R&D arm of Israel’s Ministry of Defense.

•	Led national defense projects and was awarded the highest defense award.

•	Initiated the commercialization of unique defense technologies, resulting in successful Companies, like: Given Imaging (NASDAQ : GIVN), Geotek (cellular communication), Galil Medical and more.

•	He headed the corporate communication department.

•	He holds MSc and PhD degrees from Stanford University IEEM (1990).

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During his stay in Stanford, was a member of a management of a strategic consulting team to GE, Ford, GM, Apple, Boeing, John-Deere and Motorola, focusing on shortening time to market and lowering production costs.

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He has served as CEO of several international industrial and venture capital companies, and invested and served as a board member in Sagantec Ltd (a semiconductor vendor to Intel, Toshiba, Sony, TI and others) and HeliOss Ltd (a broadband wireless communications equipment manufacturer), among others.

•	He is a respected expert in semiconductor and communication systems and technologies.

We believe Dr. Regev’s qualifications to sit on our board include his years of executive and operational experience and his deep understanding of technology companies operating from the U.S. and Israel.

The DSP Group Annual Meeting is just days away. We are writing to remind all stockholders to protect your investment in DSP Group and vote for ALL THREE DSP Group nominees on the GOLD proxy card. Because time is short, we encourage all stockholders to VOTE FOR THE DSP Group BOARD TODAY. Every vote is extremely important.

Even if you have previously returned a white instruction form to Starboard, you have every right to change your vote and support your Board’s nominees using the GOLD voting instruction form. Only your latest, dated validly executed vote will count.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, MacKenzie Partners (800) 322-2885 (toll free in North America) or call collect at (212) 929-5500.

Thank you for your continued support.

Important Additional Information

The Company has filed with the U.S. Securities and Exchange Commission (“SEC”) and provided to its stockholders a definitive proxy statement and a proxy supplement in connection with its 2013 annual meeting of stockholders. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE PROXY SUPPLEMENT AND OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by the Company at http://ir.dspg.com or by contacting MacKenzie Partners, Inc, at 800322-2885 Toll-Free or at 212-929-5500 or by email at dspgproxy@mackenziepartners.com

Certain Information Regarding Participants in the Solicitation

The Company, its directors and certain of its officers may be deemed to be participants in the solicitation of the Company’s stockholders in connection with its 2013 annual meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in the Company’s definitive proxy statement and proxy supplement for its 2013 annual meeting, which were filed with the SEC on April 22, 2013 and May 6, 2013, respectively. Stockholders may obtain a free copy of the proxy statement, the proxy supplement and other documents filed by the Company with the SEC from the sources listed above.

Contacts:

Investor Relations Christopher Basta Director of Investor Relations, DSP Group Work: 1-408-240-6844 Cell: 1-631-796-5644 chris.basta@dspg.com

Daniel H. Burch, CEO

MacKenzie Partners, Inc.

Work: 1-212-929-5748

Cell: 1-516-429-2721

dburch@mackenziepartners.com

Paul R. Schulman, EVP

MacKenzie Partners, Inc.

Work: 1- 212.929.5364

Cell: 1- 203.856.6080 pschulman@mackenziepartners.com

Media Relations Mike Sitrick and Jeff Lloyd Sitrick And Company Work: 1-310- 788-2850 Jeff_Lloyd@sitrick.com Mike_Sitrick@sitrick.com